Exhibit 10.3  Form of Letter Agreement C

                         Letter Agreement

Princeton Media Group, Inc. (the "Company")                 Date:

Dear Sirs:

     This letter shall constitute the Notice of Conversion of all Series D and/or Series E Convertible Preferred Stock and all Convertible Debentures of
the Company held by [                ] ("Holder"), in accordance with the
following terms:

     1.   Any previous Notice of Conversion by Holder is hereby superseded.

     2.   The number of shares issuable upon conversion shall be [      ],
which number was determined with reference to Holder's Total Dollar Amount,
which equals [$       ].  (See detail on Exhibit A attached hereto.)  Holder
hereby agrees to the immediate return to the Company for cancellation all warrants for the purchase of common shares of the Company held by it. Within thirty (30) days of execution of this Agreement, the parties shall determine the total amount of any loss incurred by Holder resulting from buy-ins of the Company's common shares necessary to cover any short positions, and shall add such total amount to the Total Dollar Amount.

     3. All common stock issuable upon conversion (the "Conversion Shares") shall be delivered by the Company without any restrictive legend directly to a foreign securities broker who is neither a U.S. Person as defined in Regulation S nor a U.S. domiciliary (the "Agent") mutually agreed upon by Holder and the Company to be held for Holder's benefit by the Agent.

     4. The conversion noticed hereby shall be effectuated according to the following schedule: (a) 7% of the Conversion Shares shall be issued on Holder's behalf to the Agent during the week which is the sixth full week after full execution of this Letter Agreement; (b) an additional 7% shall be issued during each week thereafter for a consecutive 12 week period; and (c) the remaining 9% shall be issued during the next week thereafter (the last day of such week, the "End Date").

     5. For purposes of this paragraph 5, Return shall mean the amount of cash proceeds from sales of Holder's Conversion Shares (if any) plus any unsold Conversion Shares, which unsold shares shall be valued at the 5-day average closing bid price for the week of issuance of such shares. The Agent shall deliver to Holder all cash proceeds from sales of Holder's Conversion Shares within ten (10) days after the date of each respective sale. If the Agent fails to timely deliver to Holder sale proceeds as set forth in the foregoing sentence then the Company shall suspend all further issuances of shares to the Agent and all shares shall be issued directly to Holder or Holder's written designee, according to the same schedule as set forth in paragraph 4 above. If the Agent has not delivered to Holder, within 15 days following the End Date, a Return which equals Holder's Total Dollar Amount, then the Company shall make up any shortfall within twenty (20) days thereafter, either in cash or in common stock of the Company, such shares being valued according to the then most recent 5-day average closing bid price, or any combination thereof; provided, however, that if the Agent has delivered to Holder, within 15 days following the End Date, a Return which equals at least 70% of Holder's Total Dollar Amount, then the Company shall have a period of thirty (30) days to make up any shortfall, in cash or common stock as set forth above. Holder acknowledges that it shall not be entitled to any Return exceeding Holder's Total Dollar Amount, but that any such excess shall be forfeited to the Agent.

     6. Holder's signature below shall constitute a reaffirmation as of this date of Holder's Offshore Securities Subscription Agreement with the Company, which is incorporated herein by reference in its entirety. Holder acknowledges that the 40-day "Restricted Period" with respect to all securities of the Company purchased by Holder or to be delivered to Holder pursuant to Holder's Preferred Stock or Convertible Debentures, including all Conversion Shares and Non-Conversion Shares to be delivered pursuant to this Notice of Conversion, will commence this date, due to such reaffirmation.

     7. As further consideration for Holder's entering into the arrangement described herein, the Company hereby agrees to issue to Holder warrants for the
purchase of [    ] shares of common stock in the Company at an exercise price
of $4.85 per share; warrants for the purchase of [    ] shares at $5.85 per
share; warrants for the purchase of [    ] shares at $6.85 per share; warrants
for the purchase of [    ] shares at $7.85 per share; and warrants for the
purchase of [    ] shares at $8.85 per share.  All of said warrants shall have a two-year exercise period commencing on the date of issuance. The Company further undertakes that if, during the two-year exercise period of said warrants, there is no period of 15 consecutive business days during which the Company's Common Stock has a closing bid price of $10 or more, then the Company shall pay to Holder, in cash, the difference between (a) the amount Holder would have realized if it exercised all warrants and simultaneously sold the underlying Common Stock at a moment when the closing bid price was $10, and
(b) the amount Holder would have realized if it exercised all warrants and simultaneously sold the underlying Common Stock at the highest closing bid price which the Common Stock reached or exceeded for a period of 15 consecutive business days during said two-year period.

     8. If the Company does not fulfill any of its obligations (fails to perform even partially) hereunder by August 15, 1997, then Holder shall be entitled to all of the privileges and protections granted and detailed in the subscription documents and Certificate of Designation of the Series D Preferred shares, including the attachable warrants, provided, however, that
the warrants delivered pursuant hereto shall in such event be cancelled.   If
the Company does not fulfill all of its obligations hereunder by August 15, 1997 (including making up any shortfall during the appropriate time period as referenced in paragraph 5), then the Company shall pay to Holder within thirty
(30) days thereafter, in cash or stock at the Company's option, the amount then remaining due of the Total Dollar Amount. If paid in stock, such shares shall be valued according to the then most recent 5-day average closing bid price.

     9. Holder further, on behalf of itself and its successors and assigns, does hereby release, acquit, and forever discharge the Company and its successors and assigns, its agents, servants, directors, officers, stockholders, employees, divisions, subdivisions, subsidiaries, and affiliates, of and from any and all past and present claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, except, however, those obligations of the Company pursuant to the Series D and E Convertible Preferred Stock or Convertible Debentures of the Company held by Holder, taking into account this Agreement. This release shall not be construed in any manner to discharge Celebrity Entertainment, Inc., or its successors, assigns, agents, servants, directors, officers, stockholders, employees, divisions, subdivisions, subsidiaries or affiliates in their capacity as such with respect to Celebrity Entertainment, Inc.

     10. The Company, on behalf of itself and its successors and assigns, its agents, servants, directors, officers, stockholders, employees, divisions, subdivisions, subsidiaries, and affiliates, does hereby release, acquit, and forever discharge Holder and its successors and assigns, of and from any and all past and present claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise.

Witness:                                [Holder]

                                        By:


Print Name:                              Print Name:


Princeton Media Group, Inc. hereby agrees to the terms set forth above. Princeton Media Group, Inc.

By: